SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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PUTNAM MUNICIPAL OPPORTUNITIES TRUST

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Vote today

Please vote on matters affecting your investment in Putnam Municipal Opportunities Trust.

Turn the page to read an urgent message from your fund's Chairman.

Three ways to vote

See enclosed voting card for instructions.

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Phone

Mail

A world of investing.™

Putnam INVESTMENTS

Vote today

Please vote on matters affecting your investment in Putnam Municipal Opportunities Trust.

Turn the page to read an urgent message from your fund's Chairman.

Three ways to vote

Online
www.proxyonline.com

Phone
1-866-437-4543

Mail
Sign and return the enclosed voting card

A world of investing.™

Putnam INVESTMENTS

A Message from the Chairman

Putnam Municipal Opportunities Trust

January [   ], 2010

Dear Fellow Shareholder:

The matters to be considered at your fund’s shareholder meeting include the election of Trustees and consideration of a shareholder proposal urging consideration of the conversion of the fund to an open-end fund. This shareholder proposal was submitted by an institutional investor which specializes in taking positions in closed-end funds when discounts are large and then seeking short-term profits by pressing for conversion of such funds to open-end form or other liquidity events. We do not believe that the interests of this investor are aligned with those of other long-term investors of the fund and recommend a vote against this proposal.

The Trustees of your fund are mindful that, under certain circumstances, it might be appropriate to convert the fund to an open-end fund. In mid-2008, faced with potentially uneconomic costs of leverage and a large discount in the trading price of your fund’s common shares, we concluded that such a conversion, in the form of a merger with another open-end Putnam Fund, would be in the best interests of shareholders. However, as we began the process of implementing the merger, the collapse of the financial markets fundamentally changed the circumstances that had led to our initial decision. The Federal Reserve slashed short-term interest rates, which significantly reduced the cost of leverage to the fund and increased the incremental income produced by the fund’s leverage. At the same time, liquidity in the trading markets for the fund’s portfolio securities

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declined significantly, which increased the potential costs of selling portfolio securities in order to raise the cash needed to complete the merger. In light of these changed conditions, the Trustees decided in January to put the merger on hold and in June 2009 to suspend the merger indefinitely.

The wisdom of these decisions has been confirmed by subsequent events. For the year ended December 31, 2009, your fund achieved a total return of 33.88% at net asset value, compared with the 17.94% return of the shares of the open-end Putnam Fund which you would have received in the merger. At the same time, the trading discount in the common shares of your fund has declined from an average of -10.88% in the third quarter of 2008 (when the merger was first approved) to an average of -5.64% in the final quarter of 2009.

After careful consideration of current market conditions, the Trustees of your fund have concluded that the current closed-end structure continues to provide benefits to shareholders that are not available under an open-end structure. We will periodically review this conclusion as market conditions change. We urge you to vote in favor of re-electing the current Trustees and to vote against the shareholder proposal.

Sincerely,

John A. Hill, Chairman
Board of Trustees
The Putnam Funds

Proxy Statement	2

Table of contents

Notice of Annual Meeting of Shareholders	4

Trustees' Recommendations	5

The Proposals	6

Proposal 1	6

Proposal 2	23

Further Information About Voting and the Meeting	35

Fund Information	39

PROXY CARD(S) ENCLOSED

If you have any questions, please contact us at 1-800-780-7316 or call your financial advisor.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 8, 2010.

The proxy statement is available at https://www.proxyonline.com.

3	Proxy Statement

Notice of Annual Meeting of Shareholders

To the Shareholders of Putnam Municipal Opportunities Trust:

This is the formal agenda for your fund’s shareholder meeting. It tells you what proposals will be voted on and the time and place of the meeting, in the event you attend in person.

The Annual Meeting of Shareholders of your fund will be held on April 8, 2010 at 11:00 a.m., Boston time, at the principal offices of the fund on the 8th floor of One Post Office Square, Boston, Massachusetts 02109, to consider the following proposals:

1. Fixing the number of Trustees at 14 and electing your fund’s nominees for Trustees. See page 6.

2. Shareholder proposal recommending that the Trustees consider converting the fund to open-end format. See page 23.

By Judith Cohen, Clerk, and by the Trustees

John A. Hill, Chairman
Jameson A. Baxter, Vice Chairman
Ravi Akhoury	Kenneth R. Leibler
Charles B. Curtis	Robert E. Patterson
Robert J. Darretta	George Putnam, III
Myra R. Drucker	Robert L. Reynolds
Paul L. Joskow	W. Thomas Stephens
Elizabeth T. Kennan	Richard B. Worley

In order for you to be represented at your fund’s shareholder meeting, we urge you to record your voting instructions via the Internet or by telephone or to mark, sign, date, and mail the enclosed proxy card(s) in the postage-paid envelope provided.

January [   ], 2010

Proxy Statement	4

Proxy Statement

This document will give you the information you need to vote on the proposals. Much of the information is required under rules of the Securities and Exchange Commission (“SEC”); some of it is technical. If there is anything you don't understand, please contact us at our toll-free number, 1-800-780-7316, or call your financial advisor.

Who is asking for your vote?

Your vote is being solicited by the Trustees of Putnam Municipal Opportunities Trust for use at the Annual Meeting of Shareholders of the fund to be held on April 8, 2010, and, if your fund’s meeting is adjourned, at any later meetings, for the purpose stated in the Notice of Annual Meeting of Shareholders (see page 4). The Notice of Annual Meeting of Shareholders, the enclosed proxy card(s) and this proxy statement are being mailed on or about January [   ], 2010.

How do your fund’s Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote

1. FOR fixing the number of Trustees at 14 and electing your fund’s nominees for Trustees.

2. AGAINST the shareholder proposal recommending that the Trustees consider converting the fund to open-end format.

Who is eligible to vote?

Shareholders of record at the close of business on January 11, 2010 (the “Record Date”) are entitled to be present and to vote at the meeting or any adjourned meeting.

Each share is entitled to one vote. Unless otherwise noted, the holders of your fund’s preferred shares and holders of your fund’s common shares will vote as separate classes. Shares represented by a duly executed proxy will be voted in accordance with your instructions. If a duly executed proxy is submitted without filling in a vote on a proposal, your shares will be voted in accordance with the Trustees’ recommendation. If any other matters properly come before the meeting, your shares will be voted on such matters in accordance with the judgment of the persons designated on the enclosed proxy card(s).

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The Proposals

1. ELECTION OF TRUSTEES

Who are the nominees for Trustees?

The Board Policy and Nominating Committee of the Trustees of the fund makes recommendations concerning the nominees for Trustees of your fund. The Board Policy and Nominating Committee consists solely of Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended, the “1940 Act”) of your fund or of Putnam Investment Management, LLC, your fund’s investment manager (“Putnam Management”). Those Trustees who are not “interested persons” of your fund or Putnam Management are referred to as “Independent Trustees” throughout this proxy statement.

The Board of Trustees, based on the recommendation of the Board Policy and Nominating Committee, has fixed the number of Trustees of your fund at 14 and recommends that you vote for the election of the nominees described in the following pages. Each nominee is currently a Trustee of your fund and of the other Putnam funds.

Pursuant to the bylaws of your fund and the 1940 Act, holders of the preferred shares of your fund, voting as a class, are entitled to elect two nominees for Trustees. The holders of the preferred shares and the common shares of your fund, voting together as a single class, are entitled to vote for the remaining 12 of the 14 nominees. Therefore, Messrs. Hill and Patterson have been nominated to be elected as Trustees by the holders of the preferred shares, while the other 12 nominees have been nominated to be elected by the holders of the preferred shares and common shares voting together as a single class.

The nominees for Trustees and their backgrounds are shown in the following pages. This information includes each nominee’s name, year of birth, principal occupation(s) during the past 5 years, and other information about the nominee’s professional background, including other directorships the nominee holds. The address of all of the Trustees is One Post Office Square, Boston, Massachusetts 02109. At December 31, 2009, there were 104 Putnam funds.

Independent Trustees

Ravi Akhoury (Born 1947)
Trustee since 2009

Mr. Akhoury serves as Advisor to New York Life Insurance Company. He is also a Director of Jacob Ballas Capital India (a non-banking finance company focused on private equity advisory services) and

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is a member of its Compensation Committee. He also serves as a Trustee of American India Foundation and of the Rubin Museum.

Previously, Mr. Akhoury was a Director and on the Compensation Committee of MaxIndia/New York Life Insurance Company in India. He was also Vice President and Investment Policy Committee member of Fischer, Francis, Trees and Watts (a fixed-income portfolio management firm). He has also served on the Board of Bharti Telecom (an Indian telecommunications company), serving as a member of its Audit and Compensation Committee, and as a member of the Audit Committee on the Board of Thompson Press (a publishing company). From 1992 to 2007, he was Chairman and CEO of MacKay Shields, a multi-product investment management firm with over $40 billion in assets under management.

Mr. Akhoury graduated from the Indian Institute of Technology with a B.S. in Engineering and obtained an M.S. in Quantitative Methods from SUNY at Stony Brook.

Jameson A. Baxter (Born 1943)
Trustee since 1994 and Vice Chairman
since 2005

Ms. Baxter is the President of Baxter Associates, Inc., a private investment firm.

Ms. Baxter serves as a Director of ASHTA Chemicals, Inc., and the Mutual Fund Directors Forum. Until 2007, she was a Director of Banta Corporation (a printing and supply chain management company), Ryerson, Inc. (a metals service corporation), and Advocate Health Care. Until 2004, she was a Director of BoardSource (formerly the National Center for Nonprofit Boards), and until 2002, she was a Director of Intermatic Corporation (a manufacturer of energy control products). She is Chairman Emeritus of the Board of Trustees of Mount Holyoke College, having served as Chairman for five years.

Ms. Baxter has held various positions in investment banking and corporate finance, including Vice President of and Consultant to First Boston Corporation and Vice President and Principal of the Regency Group. She is a graduate of Mount Holyoke College.

Charles B. Curtis (Born 1940)
Trustee since 2001

Mr. Curtis is President Emeritus of the Nuclear Threat Initiative (a private foundation dealing with national security issues), and serves as Senior Advisor to the United Nations Foundation and as Senior Advisor to the Center for Strategic and International Studies.

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Mr. Curtis is a member of the Council on Foreign Relations and the National Petroleum Council. He also serves as Director of Edison International and Southern California Edison. Until 2006, Mr. Curtis served as a member of the Trustee Advisory Council of the Applied Physics Laboratory, Johns Hopkins University.

From August 1997 to December 1999, Mr. Curtis was a Partner at Hogan & Hartson LLP, an international law firm headquartered in Washington, D.C. Prior to May 1997, Mr. Curtis was Deputy Secretary of Energy and Under Secretary of the U.S. Department of Energy. He was a founding member of the law firm Van Ness Feldman. Mr. Curtis served as Chairman of the Federal Energy Regulatory Commission from 1977 to 1981 and has held positions on the staff of the U.S. House of Representatives, the U.S. Treasury Department, and the Securities and Exchange Commission.

Robert J. Darretta (Born 1946)
Trustee since 2007

Mr. Darretta serves as Director of United-Health Group, a diversified health-care company.

Until April 2007, Mr. Darretta was Vice Chairman of the Board of Directors of Johnson & Johnson, one of the world’s largest and most broadly based health-care companies. Prior to 2007, he had responsibility for Johnson & Johnson’s finance, investor relations, information technology, and procurement function. He served as Johnson & Johnson Chief Financial Officer for a decade, prior to which he spent two years as Treasurer of the corporation and over ten years leading various Johnson & Johnson operating companies.

Mr. Darretta received a B.S. in Economics from Villanova University.

Myra R. Drucker (Born 1948)
Trustee since 2004

Ms. Drucker is Chair of the Board of Trustees of Commonfund (a not-for-profit firm managing assets for educational endowments and foundations), Vice Chair of the Board of Trustees of Sarah Lawrence College, and a member of the Investment Committee of the Kresge Foundation (a charitable trust). She is also a Director of Interactive Data Corporation (a provider of financial market data and analytics to financial institutions and investors).

Ms. Drucker is an ex-officio member of the New York Stock Exchange Pension Managers Advisory Committee, having served as Chair for seven years. She serves as an advisor to RCM Capital Management (an investment management firm) and to the Employee Benefits Investment Committee of The Boeing Company (an aerospace firm).

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From November 2001 until August 2004, Ms. Drucker was Managing Director and a member of the Board of Directors of General Motors Asset Management and Chief Investment Officer of General Motors Trust Bank. From December 1992 to November 2001, Ms. Drucker served as Chief Investment Officer of Xerox Corporation (a document company). Prior to December 1992, Ms. Drucker was Staff Vice President and Director of Trust Investments for International Paper (a paper and packaging company).

Ms. Drucker received a B.A. degree in Literature and Psychology from Sarah Lawrence College and pursued graduate studies in economics, statistics, and portfolio theory at Temple University.

John A. Hill (Born 1942)
Trustee since 1985 and Chairman since 2000

Mr. Hill is founder and Vice-Chairman of First Reserve Corporation, the leading private equity buyout firm specializing in the worldwide energy industry, with offices in Greenwich, Connecticut; Houston, Texas; London, England; and Shanghai, China. The firm’s investments on behalf of some of the nation’s largest pension and endowment funds are currently concentrated in 31 companies with annual revenues in excess of $15 billion, which employ over 100,000 people in 23 countries.

Mr. Hill is a Director of Devon Energy Corporation and various private companies owned by First Reserve, and serves as a Trustee of Sarah Lawrence College where he serves as Chairman and also chairs the Investment Committee. He is also a member of the Advisory Board of the Millstein Center for Corporate Governance and Performance at the Yale School of Management.

Prior to forming First Reserve in 1983, Mr. Hill served as President of F. Eberstadt and Company, an investment banking and investment management firm. Between 1969 and 1976, Mr. Hill held various senior positions in Washington, D.C. with the federal government, including Deputy Associate Director of the Office of Management and Budget and Deputy Administrator of the Federal Energy Administration during the Ford Administration.

Born and raised in Midland, Texas, he received his B.A. in Economics from Southern Methodist University and pursued graduate studies as a Woodrow Wilson Fellow.

Paul L. Joskow (Born 1947)
Trustee since 1997

Dr. Joskow is an economist and President of the Alfred P. Sloan Foundation (a philanthropic institution focused primarily on research and education on issues related to science, technology, and economic performance). He is on leave from his position as the Elizabeth and James Killian Professor of Economics and Management at the Massachusetts Institute

9	Proxy Statement

of Technology (MIT), where he has been on the faculty since 1972. Dr. Joskow was the Director of the Center for Energy and Environmental Policy Research at MIT from 1999 through 2007.

Dr. Joskow serves as a Trustee of Yale University, as a Director of TransCanada Corporation (an energy company focused on natural gas transmission and power services) and of Exelon Corporation (an energy company focused on power services), and as a member of the Board of Overseers of the Boston Symphony Orchestra. Prior to August 2007, he served as a Director of National Grid (a UK-based holding company with interests in electric and gas transmission and distribution and telecommunications infrastructure). Prior to July 2006, he served as President of the Yale University Council. Prior to February 2005, he served on the board of the Whitehead Institute for Biomedical Research (a non-profit research institution). Prior to February 2002, he was a Director of State Farm Indemnity Company (an automobile insurance company), and prior to March 2000, he was a Director of New England Electric System (a public utility holding company).

Dr. Joskow has published six books and numerous articles on industrial organization, government regulation of industry, and competition policy. He is active in industry restructuring, environmental, energy, competition, and privatization policies — serving as an advisor to governments and corporations worldwide. Dr. Joskow holds a Ph.D. and M.Phil. from Yale University and a B.A. from Cornell University.

Elizabeth T. Kennan (Born 1938)
Trustee since 1992

Dr. Kennan is a Partner of Cambus-Kenneth Farm (thoroughbred horse and cattle breeding). She is President Emeritus of Mount Holyoke College.

Dr. Kennan served as Chairman and is now Lead Director of Northeast Utilities. She is a Trustee of the National Trust for Historic Preservation and of Centre College. Until 2006, she was a member of The Trustees of Reservations. Prior to 2001, Dr. Kennan served on the oversight committee of the Folger Shakespeare Library. Prior to June 2005, she was a Director of Talbots, Inc., and she has served as Director on a number of other boards, including Bell Atlantic, Chastain Real Estate, Shawmut Bank, Berkshire Life Insurance, and Kentucky Home Life Insurance. Dr. Kennan has also served as President of Five Colleges Incorporated and as a Trustee of the University of Notre Dame, and is active in various educational and civic associations.

As a member of the faculty of Catholic University for twelve years, until 1978, Dr. Kennan directed the post-doctoral program in Patristic and Medieval Studies, taught history, and published numerous articles and two books. Dr. Kennan holds a Ph.D. from the University of Washington in Seattle, an M.A. from Oxford University, and an A.B. from Mount Holyoke College. She holds several honorary doctorates.

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Kenneth R. Leibler (Born 1949)
Trustee since 2006

Mr. Leibler is a founder and former Chairman of the Boston Options Exchange, an electronic marketplace for the trading of derivative securities.

Mr. Leibler currently serves as a Trustee of Beth Israel Deaconess Hospital in Boston. He is also Lead Director of Ruder Finn Group, a global communications and advertising firm, and a Director of Northeast Utilities, which operates New England’s largest energy delivery system. Prior to December 2006, he served as a Director of the Optimum Funds group. Prior to October 2006, he served as a Director of ISO New England, the organization responsible for the operation of the electric generation system in the New England states. Prior to 2000, Mr. Leibler was a Director of the Investment Company Institute in Washington, D.C.

Prior to January 2005, Mr. Leibler served as Chairman and Chief Executive Officer of the Boston Stock Exchange. Prior to January 2000, he served as President and Chief Executive Officer of Liberty Financial Companies, a publicly traded diversified asset management organization. Prior to June 1990, Mr. Leibler served as President and Chief Operating Officer of the American Stock Exchange (AMEX), and at the time was the youngest person in AMEX history to hold the title of President. Prior to serving as AMEX President, he held the position of Chief Financial Officer, and headed its management and marketing operations. Mr. Leibler graduated with a degree in Economics from Syracuse University.

Robert E. Patterson (Born 1945)
Trustee since 1984

Mr. Patterson is Senior Partner of Cabot Properties, LP and Chairman of Cabot Properties, Inc. (a private equity firm investing in commercial real estate).

Mr. Patterson serves as Chairman Emeritus and Trustee of the Joslin Diabetes Center. Prior to June 2003, he was a Trustee of the Sea Education Association. Prior to December 2001, Mr. Patterson was President and Trustee of Cabot Industrial Trust (a publicly traded real estate investment trust). Prior to February 1998, he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership (a registered investment adviser involved in institutional real estate investments). Prior to 1990, he served as Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc. (the predecessor company of Cabot Partners).

Mr. Patterson practiced law and held various positions in state government, and was the founding Executive Director of the Massachusetts Industrial Finance Agency. Mr. Patterson is a graduate of Harvard College and Harvard Law School.

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George Putnam, III (Born 1951)
Trustee since 1984

Mr. Putnam is Chairman of New Generation Research, Inc. (a publisher of financial advisory and other research services), and President of New Generation Advisors, LLC (a registered investment adviser to private funds). Mr. Putnam founded the New Generation companies in 1986.

Mr. Putnam is a Director of The Boston Family Office, LLC (a registered investment adviser). He is a Trustee of St. Mark’s School, a Trustee of Epiphany School and a Trustee of the Marine Biological Laboratory in Woods Hole, Massachusetts. Until 2006, he was a Trustee of Shore Country Day School, and until 2002, was a Trustee of the Sea Education Association.

Mr. Putnam previously worked as an attorney with the law firm of Dechert LLP (formerly known as Dechert Price & Rhoads) in Philadelphia. He is a graduate of Harvard College, Harvard Business School, and Harvard Law School.

W. Thomas Stephens (Born 1942)
Trustee since 2009

Mr. Stephens retired as Chairman and Chief Executive Officer of Boise Cascade, L.L.C. (a paper, forest products and timberland assets company) in December 2008.

Mr. Stephens is a Director of TransCanada Pipelines, Ltd. (an energy infrastructure company). From 1997 to 2008, Mr. Stephens served as a Trustee on the Board of the Putnam Funds, which he rejoined as a Trustee in 2009. Until 2004, Mr. Stephens was a Director of Xcel Energy Incorporated (a public utility company), Qwest Communications and Norske Canada, Inc. (a paper manufacturer). Until 2003, Mr. Stephens was a Director of Mail-Well, Inc. (a diversified printing company). He served as Chairman of Mail-Well until 2001 and as CEO of MacMillan-Bloedel, Ltd. (a forest products company) until 1999.

Prior to 1996, Mr. Stephens was Chairman and Chief Executive Officer of Johns Manville Corporation. He holds B.S. and M.S. degrees from the University of Arkansas.

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Richard B. Worley (Born 1945)
Trustee since 2004

Mr. Worley is Managing Partner of Permit Capital LLC, an investment management firm.

Mr. Worley serves as a Trustee of the University of Pennsylvania Medical Center, The Robert Wood Johnson Foundation (a philanthropic organization devoted to health-care issues), and the National Constitution Center. He is also a Director of The Colonial Williamsburg Foundation (a historical preservation organization), and the Philadelphia Orchestra Association. Mr. Worley also serves on the investment committees of Mount Holyoke College and World Wildlife Fund (a wildlife conservation organization).

Prior to joining Permit Capital LLC in 2002, Mr. Worley served as President, Chief Executive Officer, and Chief Investment Officer of Morgan Stanley Dean Witter Investment Management and as a Managing Director of Morgan Stanley, a financial services firm. Mr. Worley also was the Chairman of Miller Anderson & Sherrerd, an investment management firm that was acquired by Morgan Stanley in 1996.

Mr. Worley holds a B.S. degree from the University of Tennessee and pursued graduate studies in economics at the University of Texas.

Interested Trustee

Robert L. Reynolds* (Born 1952)
Trustee since 2008 and President of the Putnam Funds since
July 2009

Mr. Reynolds is President and Chief Executive Officer of Putnam Investments, a member of Putnam Investments’ Executive Board of Directors, and President of the Putnam Funds. He has more than 30 years of investment and financial services experience.

Prior to joining Putnam Investments in 2008, Mr. Reynolds was Vice Chairman and Chief Operating Officer of Fidelity Investments from 2000 to 2007. During this time, he served on the Board of Directors for FMR Corporation, Fidelity Investments Insurance Ltd., Fidelity Investments Canada Ltd., and Fidelity Management Trust Company. He was also a Trustee of the Fidelity Family of Funds. From 1984 to 2000, Mr. Reynolds served in a number of increasingly responsible leadership roles at Fidelity.

Mr. Reynolds serves on several not-for-profit boards, including those of the West Virginia University Foundation, Concord Museum, Dana-Farber Cancer Institute, Lahey Clinic, and Initiative for a Competitive Inner City in Boston. He is a member of the Chief Executives Club of Boston, the National Innovation Initiative, and the Council on Competitiveness.

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Mr. Reynolds received a B.S. in Business Administration/Finance from West Virginia University.

* Nominee who is an “interested person” of the fund, Putnam Management and/or Putnam Retail Management Limited Partnership (“Putnam Retail Management”). Mr. Reynolds is deemed an “interested person” by virtue of his position as an officer of the fund, Putnam Management and/or Putnam Retail Management. Mr. Reynolds is the President and Chief Executive Officer of Putnam Investments and the President of the Putnam Funds.

All of the nominees, except for Messrs. Akhoury, Reynolds and Stephens, were elected by shareholders of the fund on May 8, 2008. The 12 nominees for election as Trustees by the holders of common and preferred shares, voting as a single class, who receive the greatest number of votes from the preferred and common shareholders will be elected as Trustees of your fund. In addition, the two nominees for election as Trustees by the preferred shareholders, voting as a class, who receive the greatest number of votes from the preferred shareholders will be elected as Trustees of your fund.

Each of the nominees has agreed to serve as a Trustee, if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may fix the number of Trustees at fewer than 14 for your fund. Each Trustee serves until the election and qualification of his or her successor, or until he or she sooner dies, resigns, retires or is removed.

What are the Trustees’ responsibilities?

Your fund’s Trustees are responsible for the general oversight of your fund’s affairs and for assuring that your fund is managed in the best interests of its shareholders. The Trustees regularly review your fund’s investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration and shareholder servicing. At least annually, the Trustees review and evaluate the fees and operating expenses paid by your fund for these services and negotiate changes that they deem appropriate. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund’s auditors, independent counsel and other experts as appropriate, selected by and responsible to the Trustees.

Consistent with the 1940 Act and SEC rules, more than 75% of the trustees of your fund are Independent Trustees. These Independent Trustees must vote separately to approve all financial arrangements and other agreements with your fund’s investment manager and other affiliated parties. The role of independent trustees has been characterized as that of a “watchdog” charged with oversight to protect shareholders’ interests against overreaching and abuse by those who are in a position to control or influence a fund. Your fund’s Independent Trustees meet regularly as a

Proxy Statement	14

group in executive session. Thirteen of the 14 nominees for election as Trustee are now, and would be, if elected, Independent Trustees.

Board committees. Your fund’s Trustees have determined that the efficient conduct of your fund’s affairs makes it desirable to delegate responsibility for certain specific matters to committees of the board. Certain committees (the Executive Committee, Distributions Committee, and Audit and Compliance Committee) are authorized to act for the Trustees as specified in their charters. The other committees review and evaluate matters specified in their charters and make recommendations to the Trustees as they deem appropriate. Each committee may utilize the resources of your fund’s independent staff, counsel and auditors as well as other experts. The committees meet as often as necessary, either in conjunction with regular meetings of the Trustees or otherwise. The membership and chairperson of each committee are appointed by the Trustees upon recommendation of the Board Policy and Nominating Committee.

Audit and Compliance Committee. The Audit and Compliance Committee provides oversight on matters relating to the preparation of the fund’s financial statements, compliance matters, internal audit functions, and Codes of Ethics issues. This oversight is discharged by regularly meeting with management and the fund’s independent auditors and keeping current on industry developments. Duties of this Committee also include the review and evaluation of all matters and relationships pertaining to the fund’s independent auditors, including their independence. Information about the fees billed to the fund by the fund’s independent auditors, as well as information about the Committee’s pre-approval policies relating to the work performed by the fund’s independent auditors, is included on pages 40 and 41 of this proxy statement. The members of the Committee include only Independent Trustees. Each member of the Committee also is “independent”, as such term is interpreted for purposes of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the New York Stock Exchange. The Board of Trustees has adopted a written charter for the Committee, a current copy of which is available at putnam.com/individual. The Committee currently consists of Messrs. Patterson (Chairperson), Darretta, Hill, Leibler, Stephens and Ms. Drucker.

Board Policy and Nominating Committee. The Board Policy and Nominating Committee reviews policy matters pertaining to the operations of the Board of Trustees and its committees, the compensation of the Trustees and their staff, and the conduct of legal affairs for the Putnam funds. The Committee also oversees the voting of proxies associated with portfolio investments of the Putnam funds, with the goal of ensuring that these proxies are voted in the best interest of the fund’s shareholders.

The Committee evaluates and recommends all candidates for election as Trustees and recommends the appointment of members and chairs of each board committee. The Committee also identifies prospective nominees for election as

15	Proxy Statement

trustee by considering individuals that come to its attention through the recommendation of current Trustees, Putnam Management or shareholders. Candidates properly submitted by shareholders (as described below) will be considered and evaluated on the same basis as candidates recommended by other sources. The Committee may, but is not required to, engage a third-party professional search firm to assist it in identifying and evaluating potential nominees.

When evaluating a potential candidate for membership on the Board of Trustees, the Committee considers the skills and characteristics that it determines would most benefit the Putnam funds at the time the evaluation is made. The Committee may take into account a wide variety of attributes in considering potential trustee candidates, including, but not limited to: (i) availability and commitment of a candidate to attend meetings and perform his or her responsibilities to the Board of Trustees, (ii) other board experience, (iii) relevant industry and related experience, (iv) educational background, (v) financial expertise, (vi) an assessment of the candidate’s ability, judgment and expertise, (vii) an assessment of the perceived needs of the Board of Trustees and its committees at that point in time and (viii) overall Board of Trustees composition. In connection with this evaluation, the Committee will determine whether to interview prospective nominees, and, if warranted, one or more members of the Committee, and other Trustees and representatives of the funds, as appropriate, will interview prospective nominees in person or by telephone. Once this evaluation is completed, the Committee recommends such candidates as it determines appropriate to the Independent Trustees for nomination, and the Independent Trustees select the nominees after considering the recommendation of the Committee.

The Committee will consider nominees for trustee recommended by shareholders of your fund provided shareholders submit their recommendations by the date disclosed in the paragraph entitled “Date for receipt of shareholders’ proposals for the next annual meeting” in the section “Further Information About Voting and the Meeting,” and provided the shareholders’ recommendations otherwise comply with applicable securities laws, including Rule 14a-8 under the Exchange Act.

The Committee consists only of Independent Trustees. The Trustees have adopted a written charter for the Board Policy and Nominating Committee, a current copy of which is available at putnam.com/individual. The Board Policy and Nominating Committee currently consists of Dr. Kennan (Chairperson), Ms. Baxter and Messrs. Hill, Patterson and Putnam.

Brokerage Committee. The Brokerage Committee reviews the Putnam funds’ policies regarding the execution of portfolio trades and Putnam Management’s practices and procedures relating to the implementation of those policies. The Committee reviews periodic reports on the cost and quality of execution of portfolio transactions and the extent to which brokerage commissions have been used (i) by

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Putnam Management to obtain brokerage and research services generally useful to it in managing the portfolios of the funds and of its other clients, and (ii) by the funds to pay for certain fund expenses. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Drs. Joskow (Chairperson) and Kennan, Ms. Baxter and Messrs. Akhoury, Curtis, Putnam and Worley.

Communications, Service and Marketing Committee. The Communications, Service and Marketing Committee reviews the quality of services provided to shareholders and oversees the marketing and sale of Putnam fund shares by Putnam Retail Management. The Committee also exercises general oversight of marketing and sales communications used by Putnam Retail Management, as well as other communications sent to fund shareholders. The Committee also reviews periodic summaries of any correspondence to the Trustees from shareholders. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Messrs. Putnam (Chairperson), Curtis, Patterson, Stephens and Drs. Joskow and Kennan.

Contract Committee. The Contract Committee reviews and evaluates at least annually all arrangements pertaining to (i) the engagement of Putnam Management and its affiliates to provide services to the Putnam funds, (ii) the expenditure of the funds’ assets for distribution purposes pursuant to Distribution Plans of the funds, and (iii) the engagement of other persons to provide material services to the funds, including in particular those instances where the cost of services is shared between the funds and Putnam Management and its affiliates or where Putnam Management or its affiliates have a material interest. The Committee also reviews the proposed organization of new fund products, proposed structural changes to existing funds and matters relating to closed-end funds. The Committee reports and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Ms. Baxter (Chairperson), Drs. Joskow and Kennan and Messrs. Akhoury, Curtis, Putnam and Worley.

Distributions Committee. The Distributions Committee oversees all dividends and distributions by the Putnam funds. The Committee makes recommendations to the Trustees of the funds regarding the amount and timing of distributions paid by the funds, and determines such matters when the Trustees are not in session. The Committee also oversees the policies and procedures pursuant to which Putnam Management prepares recommendations for distributions, and meets regularly with representatives of Putnam Management to review the implementation of such policies and procedures. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Ms. Drucker (Chairperson) and Messrs. Darretta, Hill, Leibler, Patterson, and Stephens.

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Executive Committee. The functions of the Executive Committee are twofold. The first is to ensure that the Putnam funds’ business may be conducted at times when it is not feasible to convene a meeting of the Trustees or for the Trustees to act by written consent. The Committee may exercise any or all of the power and authority of the Trustees when the Trustees are not in session. The second is to establish annual and ongoing goals, objectives and priorities for the Board of Trustees and to ensure coordination of all efforts between the Trustees and Putnam Management on behalf of the shareholders of the funds. The Committee currently consists of Messrs. Hill (Chairperson), Curtis, Patterson and Putnam, Dr. Joskow and Ms. Baxter.

Investment Oversight Committees. The Investment Oversight Committees regularly meet with investment personnel of Putnam Management to review the investment performance and strategies of the Putnam funds in light of their stated investment objectives and policies. The Committees seek to identify any compliance issues that are unique to the applicable categories of funds and work with the appropriate Board committees to ensure that any such issues are properly addressed. Investment Oversight Committee A currently consists of Messrs. Darretta (Chairperson) and Putnam and Ms. Baxter. Investment Oversight Committee B currently consists of Messrs. Akhoury (Chairperson) and Curtis. Investment Oversight Committee C currently consists of Messrs. Leibler (Chairperson) and Hill and Dr. Kennan. Investment Oversight Committee D currently consists of Messrs. Worley (Chairperson) and Stephens and Dr. Joskow. Investment Oversight Committee E currently consists of Ms. Drucker (Chairperson) and Messrs. Patterson and Reynolds.

Investment Oversight Coordinating Committee. The Investment Oversight Coordinating Committee coordinates the work of the Investment Oversight Committees and works with representatives of Putnam Management to coordinate the Board’s general oversight of the investment performance of the Putnam funds. From time to time, as determined by the Chairman of the Board, the Committee may also review particular matters relating to fund investments and Putnam Management’s investment process. The Committee currently consists of Ms. Drucker (Chairperson) and Messrs. Akhoury, Darretta, Leibler and Worley.

Pricing Committee. The Pricing Committee oversees the valuation of assets of the Putnam funds and reviews the funds’ policies and procedures for achieving accurate and timely pricing of fund shares. The Committee also oversees implementation of these policies, including fair value determinations of individual securities made by Putnam Management or other designated agents of the funds. The Committee also oversees compliance by money market funds with Rule 2a-7 and the correction of occasional pricing errors. The Committee also reviews matters related to the liquidity of portfolio holdings. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Messrs. Leibler (Chairperson), Darretta, Hill, Patterson, Stephens and Ms. Drucker.

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How large a stake do the Trustees have in the Putnam family of funds?

The Trustees allocate their investments among the Putnam funds based on their own investment needs. The table below shows the number of shares beneficially owned by each nominee for Trustee and the value of each nominee’s holdings in the fund and in all of the Putnam funds as of December 31, 2009. As a group, the Trustees owned shares of the Putnam funds valued at approximately $44 million as of December 31, 2009.

	Dollar Range of	Common Shares of	Aggregate Dollar Range
	Putnam Municipal	Putnam Municipal	of Shares Held in
	Opportunities Trust	Opportunities Trust	All of the Putnam Funds
Name of Nominee	Common Shares Owned	Beneficially Owned	Overseen by Trustee

Ravi Akhoury	$1-$10,000	100.000	over $100,000

Jameson A. Baxter	$50,001-$100,000	4,827.150	over $100,000

Charles B. Curtis	$1-$10,000	396.382	over $100,000

Robert J. Darretta	$1-$10,000	100.000	over $100,000

Myra R. Drucker	$1-$10,000	363.221	over $100,000

John A. Hill	$1-$10,000	428.617	over $100,000

Paul L. Joskow	$1-$10,000	387.000	over $100,000

Elizabeth T. Kennan	$1-$10,000	795.890	over $100,000

Kenneth R. Leibler	$1-$10,000	287.000	over $100,000

Robert E. Patterson	$1-$10,000	655.000	over $100,000

George Putnam, III	$10,001-$50,000	3,788.000	over $100,000

W. Thomas Stephens	$1-$10,000	100.000	over $100,000

Richard B. Worley	$1-$10,000	343.103	over $100,000

Robert L. Reynolds	$0	0.000	over $100,000

As of December 31, 2009, none of the Trustees owned any preferred shares of the fund.

As of December 31, 2009, the Trustees and officers of the fund, as a group, owned less than 1% of the fund’s outstanding common shares on that date.

What are some of the ways in which the Trustees represent shareholder interests?

Among other ways, the Trustees seek to represent shareholder interests:

• by carefully reviewing your fund’s investment performance on an individual basis with your fund’s investment personnel;

• by discussing with senior management of Putnam Management steps being taken to address any performance deficiencies;

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• by carefully reviewing the quality of the various other services provided to your fund and its shareholders by Putnam Management and its affiliates;

• by reviewing in depth the fees paid by your fund and by negotiating with Putnam Management to ensure that such fees remain reasonable and competitive with those of comparable funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

• by reviewing brokerage costs and fees, allocations among brokers, soft dollar expenditures and similar expenses of your fund;

• by monitoring potential conflicts of interest between the Putnam funds, including your fund, and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders; and

• by monitoring potential conflicts among funds managed by Putnam Management to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.

How can shareholders communicate with the Trustees?

The Board of Trustees provides a process for shareholders to send communications to the Trustees. Shareholders may direct communications to the Board of Trustees as a whole or to specified individual Trustees by submitting them in writing to the following address:

The Putnam Funds
Attention: “Board of Trustees” or any specified Trustee(s)
One Post Office Square
Boston, Massachusetts 02109

Written communications must include the shareholder’s name, be signed by the shareholder, refer to the Putnam fund(s) in which the shareholder holds shares and include the class and number of shares held by the shareholder as of a recent date.

Representatives of the fund’s transfer agent will review all communications sent to Trustees and, as deemed appropriate, will provide copies and/or summaries of such communications to the Trustees.

How often do the Trustees meet?

The Trustees hold regular meetings each month (except August), usually over a two-day period, to review the operations of the Putnam funds. A portion of these meetings is devoted to meetings of various committees of the board that focus on particular matters. Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees. In addition, the Trustees meet in small groups with senior investment personnel and portfolio managers to review recent performance and the current investment climate for selected funds. These

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meetings ensure that fund performance is reviewed in detail at least twice a year. The committees of the board, including the Executive Committee, may also meet on special occasions as the need arises. During calendar year 2009, the average Trustee participated in approximately 62 committee and board meetings.

The number of times each committee met during your fund’s last fiscal year is shown in the table below:

Fiscal year ended April 30, 2009

Audit and Compliance Committee	12

Board Policy and Nominating Committee	12

Brokerage Committee	7

Communications, Service and Marketing Committee	7

Contract Committee	13

Distributions Committee	11

Executive Committee	1

Investment Oversight Committees:
Investment Oversight Committee A	9
Investment Oversight Committee B	9
Investment Oversight Committee C	9
Investment Oversight Committee D	9

Investment Oversight Coordinating Committee	14

Pricing Committee	9

Your fund does not have a policy with respect to Trustee attendance at shareholder meetings. While various Trustees may attend shareholder meetings from time to time, your fund’s Trustees did not attend the last annual meeting of your fund. However, they were represented at the meeting by their independent staff and independent counsel.

What are the Trustees paid for their services?

Each Independent Trustee of the fund receives an annual retainer fee and additional fees for each Trustees’ meeting attended and for certain related services. Independent Trustees also are reimbursed for costs incurred in connection with their services, including costs of travel, seminars and educational materials. All of the current Independent Trustees of the fund are Trustees of all the Putnam funds and receive fees for their services.

The Trustees periodically review their fees to ensure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Board Policy and Nominating Committee, which consists solely of Independent Trustees of the fund, estimates that committee and Trustee meeting time, together with the appropriate preparation, requires the equivalent of at least three business days per Trustee meeting. The table on page 22 includes the year each Trustee became a Trustee of the Putnam

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funds, the fees paid to each of those Trustees by your fund for its most recent fiscal year ended April 30, 2009 and the fees paid to each of those Trustees by all of the Putnam funds during calendar year 2009.

Under a Retirement Plan for Trustees of the Putnam funds (the Plan), each Trustee elected prior to 2004 who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual attendance and retainer fees paid to such Trustee for calendar years 2003, 2004 and 2005. This retirement benefit is payable during a Trustee’s lifetime, beginning the year following retirement, for the number of years of service through December 31, 2006. A death benefit, also available under the Plan, ensures that the Trustee or his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of (i) ten years or (ii) such Trustee’s total years of service.

The Plan Administrator (currently the Board Policy and Nominating Committee) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or (ii) to which a current Trustee would have been entitled had he or she retired immediately prior to such termination or amendment. The Trustees have terminated the Plan with respect to any Trustee first elected to the board after 2003.

		Pension or	Estimated
		retirement	annual	Total
		benefits	benefits from	compensation
	Aggregate	accrued as	all Putnam	from all
	compensation	part of fund	funds upon	Putnam
Trustees/Year	from the fund	expenses	retirement(1)	funds(2)

Ravi Akhoury/2009(5)	$453	N/A	N/A	$259,167

Jameson A. Baxter/1994(3)	2,602	$343	$110,500	295,000

Charles B. Curtis/2001	2,462	250	113,900	285,000

Robert J. Darretta/2007	2,602	N/A	N/A	290,000

Myra R. Drucker/2004(3)	2,602	N/A	N/A	295,000

Charles E. Haldeman, Jr./2004(8)	N/A	N/A	N/A	N/A

John A. Hill/1985(3)(4)	2,992	571	161,700	374,376

Paul L. Joskow/1997(3)	2,553	225	113,400	295,000

Elizabeth T. Kennan/1992(3)	2,602	475	108,000	295,000

Kenneth R. Leibler/2006	2,602	N/A	N/A	295,000

Robert E. Patterson/1984	2,602	315	106,500	295,000

George Putnam, III/1984	2,602	273	130,300	295,000

Robert L. Reynolds/2008(6)	N/A	N/A	N/A	N/A

W. Thomas Stephens/1997(7)	0	354	107,100	139,167

Richard B. Worley/2004	2,602	N/A	N/A	285,000

1 Estimated benefits for each Trustee are based on Trustee fee rates for calendar years 2003, 2004 and 2005.

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2 As of December 31, 2009, there were 104 funds in the Putnam family.

3 Certain Trustees are also owed compensation deferred pursuant to a Trustee Compensation Deferral Plan. As of April 30, 2009, the total amounts of deferred compensation payable by the fund, including income earned on such amounts, to these Trustees were:

Ms. Baxter – $4,916; Ms. Drucker – $1,184; Mr. Hill – $17,238; Dr. Joskow- $4,458; and Dr. Kennan – $681.

4 Includes additional compensation to Mr. Hill for service as Chairman of the Trustees of the Funds.

5 Mr. Akhoury was elected to the Board of Trustees of the Putnam funds on February 12, 2009.

6 Mr. Reynolds was elected to the Board of Trustees of the Putnam funds on September 12, 2008.

7 Mr. Stephens, who retired from the Board of Trustees of the Putnam funds on March 31, 2008, rejoined the Board of Trustees on May 14, 2009. Upon his retirement, Mr. Stephens became entitled to receive annual retirement benefit payments from the funds commencing on January 15, 2009. In connection with his rejoining the Board of Trustees, Mr. Stephens has agreed to suspend the balance of his retirement benefit payments for the duration of his service as a Trustee.

8 Mr. Haldeman retired from the Board of Trustees of the Putnam funds on June 30, 2009.

What is the voting requirement for electing Trustees?

If a quorum is present at the Annual Meeting, the fourteen nominees for election as Trustees who receive the greatest number of votes cast at the Annual Meeting will be elected Trustees.

• Other nominees. Karpus Investment Management (“Karpus”), the institutional investor which submitted the shareholder proposal described in this proxy statement (see Proposal 2), also has notified the fund of its intention to nominate eight individuals for election as Trustees by the fund’s common and preferred shareholders (voting as a single class) at the upcoming meeting. Karpus might send you soliciting materials in an effort to solicit your vote for their nominees to the fund’s Board of Trustees. The fund’s Trustees urge you to NOT RETURN any proxy card sent to you by Karpus.

2. SHAREHOLDER PROPOSAL RECOMMENDING THAT THE TRUSTEES CONSIDER CONVERTING THE FUND TO OPEN-END FORMAT

What is this proposal?

Karpus (the “proponent”) has informed the fund that the shareholder intends to present a proposal for action at the meeting. The proponent’s proposal, the accompanying supporting statement, and the Trustees’ unanimous recommendation that shareholders vote “AGAINST” the proposal are presented below.

The proposal submitted by the proponent and the accompanying supporting statement read as follows:

RESOLVED

The shareholders request the Board of Trustees to promptly consider converting the Fund from a closed-end fund format to an open-end fund format.

SUPPORTING STATEMENT

In the Funds’ original press release dated September 12, 2008, the Board approved in principle a plan to merge PMO into an open-end fund. The press release highlighted the following 4 specific benefits for shareholders if the proposed mergers were approved: (1) ability to invest in an open-end fund with similar investment

23	Proxy Statement

objectives; (2) the elimination of the Funds’ discounts; (3) ability to redeem shares at their net asset value on a daily basis; and (4) choice of timing any recognition of taxable gains or losses by the redemption of shares. Further, the Funds also acknowledged on October 30, 2008 that lowered overall expenses were expected as a result of the additional assets in connection with the mergers. All of these benefits are still applicable and desirable for shareholders today.

Nine months later, in a press release dated June 26, 2009, the Board reversed course and determined that the proposed mergers would not be in the best interest of common shareholders, and authorized Putnam to suspend further efforts to implement the mergers. As the largest shareholder of the fund, we fully disagree with the Board’s decision. The merger proposal continues to provide shareholders with the benefits originally stated by the Board. We feel that the Trustees’ decision was driven by the Putnam Funds rather than the shareholders who they purportedly have a fiduciary duty to represent. By suspending the merger, Putnam Funds benefit by continuing to collect fees on the captive and levered assets of the closed-end fund, while the Trustees continue to be well compensated for their oversight.

We believe that now is an ideal time for this open-end proposal. Common shareholders continue to pay penalty default rates on the fund’s leverage, while preferred shareholders are stuck holding illiquid securities. While it is true default rates remain low, we are concerned that they could rise dramatically in the near term. Fund management could take advantage of the recent strength in the municipal bond market to redeem the auction rate preferred shares of the Fund, as required before merging into an open-end fund.

The Board’s original recommendation to merge PMO into an open-end fund with similar objectives is clearly in all shareholders’ (both common and preferred) best interests. Our proposal is simply re-instating the same proposal that management recommended over a year ago. Shareholders should be granted an opportunity to vote on this proposal.

END OF SHAREHOLDER PROPOSAL

Karpus’s address is 183 Sully’s Trail, Pittsford, NY 14534, and its shareholdings to the fund’s knowledge are reported later in this proxy statement.

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What do the Trustees recommend?

The Trustees of your fund unanimously recommend that shareholders vote “AGAINST” this proposal. The Trustees of your fund believe that, under current circumstances, the continued operation of your fund as a closed-end fund is in the best interests of your fund’s shareholders.

Why are the Trustees recommending a vote against the proposal?

The Trustees have carefully considered the possibility of converting your fund to open-end status on a number of occasions. Based on this extensive consideration and recent discussions of market conditions with the fund’s managers, the Trustees have concluded that the current closed-end structure continues to provide benefits to shareholders that are not available under an open-end structure, though they will periodically review this conclusion as market conditions change. As described in more detail below, these benefits result from structural advantages that include the following:

• Because a closed-end fund’s shares are not redeemable, your fund is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions, and generally can be more fully invested in higher-yielding securities.

• As a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares, which create transaction costs that are borne by long-term shareholders.

• Your fund currently benefits from its use of leverage through outstanding preferred shares, a strategy that is not available to open-end funds. This leverage offers opportunities for increased investment yield, while effectively amplifying the common shareholders’ exposure to the effects of both investment losses and investment gains.

The Trustees believe that, at the current time, all of these structural advantages continue to work in favor of your fund’s common shareholders. As discussed below, the fund has experienced superior performance over recent periods, as well as over the longer term, relative to a similar open-end Putnam Fund. For example, for the year ended December 31, 2009, your fund achieved a total return of 33.88%, compared with the 17.94% return of the shares of the corresponding open-end Putnam Fund. The Trustees believe that this outperformance is due, at least in part, to the structural advantages of closed-end status.

The Trustees recognize that converting the fund to an open-end fund would allow shareholders to redeem their shares at net asset value (NAV), thereby eliminating the current discount in the trading price of the fund’s shares. They noted, however, that the trading discount for your fund has declined in recent months to levels as narrow as 4.01%, thus providing common shareholders with opportunities to liquidate their positions at market prices relatively close to NAV. The Trustees believe that the

25	Proxy Statement

merits of your fund’s closed-end structure are exemplified by the current market circumstances, under which narrow discounts coincide with the fund’s significant outperformance relative to its corresponding open-end Putnam Fund. More fundamentally, the Trustees considered that all shareholders who purchased your fund’s shares presumably made their choice from among a broad array of available investment products available in the marketplace, with an understanding of the potential advantages and disadvantages of closed-end funds, as described in the fund’s original prospectus and in subsequent reports and communications. If your fund were to open-end, shareholders seeking to remain in a leveraged, tax-exempt closed-end investment vehicle would be forced to incur costs in locating and acquiring an alternative fund in which to invest.

As described in more detail below, the Trustees also considered the significant costs potentially associated with an open-ending conversion, including:

• Your fund would need to sell a significant portion of its portfolio in order to redeem its outstanding preferred shares prior to a conversion. This would cause the fund to incur transaction costs, as well as the risk of potential market losses associated with liquidating large positions in a short time frame.

• Following a conversion, your fund would likely need to liquidate additional assets in order to meet redemption requests from investors who do not wish to remain shareholders of an open-end fund. The Trustees considered that such mechanisms as redemption fees and in-kind payments might mitigate the costs associated with such additional redemptions, though they might not fully insulate the remaining shareholders from bearing a portion of these costs.

• Significant shareholder redemptions would reduce the size of your fund, which could result in an increased expense ratio for remaining shareholders.

• Your fund would likely incur legal, accounting, proxy solicitation, and other costs in connection with soliciting a shareholder vote for conversion and effecting a conversion.

The Trustees observed that the proposal was submitted by an institutional investor which specializes in taking positions in closed-end funds when discounts are large and then seeking short-term profits by pressing for liquidity events such as conversion of such funds to open-end form. The Trustees do not believe that the interests of this investor are aligned with those of other long-term investors of your fund.

The Trustees took into account that your fund’s preferred shareholders might benefit from an open-ending, in that the fund would be obligated to redeem the preferred shares for their full liquidation preference prior to completing a conversion to open-end status. The Trustees noted that the fund continues to comply with all of the terms of the preferred shares, and that the preferred shareholders continue to be paid the “maximum dividend rate” on their shares, as determined in accordance with the fund’s bylaws.

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Why did the Trustees approve and then suspend your fund’s proposed merger into an open-end fund?

Dividend rates on your fund’s outstanding preferred shares are adjusted periodically through a remarketing process. Beginning in early 2008, the remarketing process for these and similar preferred shares across the closed-end fund industry ceased to function. Since that time, the fund has been paying preferred shareholders so-called “maximum dividend rates” or “penalty rates” required by the terms of the preferred shares. This development effectively increased the costs of leverage borne by common shareholders. After reductions in the fund’s outstanding preferred shares and unsuccessful efforts to develop alternative leveraging strategies, the Trustees announced in September 2008 a preliminary plan to merge your fund into Putnam Tax Exempt Income Fund, an open-end fund.

In approving the proposed merger, the Trustees considered, among other factors, the recent marketplace developments for leveraged closed-end funds, the risks and costs to the fund’s common shareholders of maintaining the current preferred share leverage over time, the cost and availability of alternative leverage financing sources for the fund, the level of discount then prevailing in the trading price of the fund’s shares as compared with NAV, and general conditions in the municipal bond market. A plan of merger was formally approved and announced in October 2008. The announcement at the time stated that completion of the merger would be subject to a number of conditions and other factors and that the expected dates for submission to shareholders and merger completion could be delayed in light of changing market conditions.

In anticipation of shareholder approval and completion of the merger, the fund began the process of redeeming its remaining preferred shares. From November 2008 through January 2009, Putnam Management carried out preferred share redemptions that significantly reduced the fund’s preferred share leverage, though the fund today remains leveraged in a manner reasonably comparable to its industry peers. Although your fund’s portfolio was well positioned to commence preferred share redemptions, the significant decline in liquidity across major markets in the wake of Lehman Brothers’ September 2008 bankruptcy caused Putnam Management to recommend to the Trustees in January 2009 that further redemptions of preferred shares would not be advisable at that time.

Following delay of the proposed merger, the Trustees continued to monitor prospects for completing the merger in light of evolving market conditions. While liquidity conditions in all markets had generally improved by the summer of 2009, liquidity challenges persisted in certain credit quality segments of the municipal bond market. At the same time, due to Federal Reserve actions that had reduced short-term borrowing costs to historical lows, the benefits of preferred share leverage to your fund’s common shareholders increased significantly. Moreover,

27	Proxy Statement

Putnam Management advised the Trustees of its expectation that preferred share leverage would continue to be advantageous to the fund’s common shareholders for the foreseeable future. Consequently, in June 2009 Putnam Management advised the Trustees that market conditions made the proposed open-ending merger inadvisable, based on the costs of funding anticipated redemptions and on the disadvantages of removing preferred share leverage at that time. The Trustees authorized Putnam Management to suspend further efforts to implement the merger at that time.

The Trustees believe that the proposed merger may ultimately represent the best long-term option for the fund’s common shareholders, but it is not certain when, or if, conditions may emerge that would make it advisable to renew efforts to complete the merger. The Trustees and Putnam Management will continue to monitor market conditions in light of the interests of shareholders, and will do so with reference to such factors as those that led the Trustees to approve the now-suspended merger in the first instance (discussed above).

The shareholder proposal does not request that the Trustees consider merging the fund with Putnam Tax Exempt Income Fund or any other open-end fund. Rather, it requests that they consider converting the fund to an open-end fund. However, many of the same issues and concerns the Trustees weighed with respect to the proposed merger are present in the context of conversion to an open-end fund. The transaction costs and consequences to common shareholders remaining in the fund would likely be similar under both scenarios, though the likelihood of an increase in fund expenses due to shareholder redemptions is higher in the case of an open-ending. And with either a conversion or merger into an open-end fund, the fund’s common shareholders would lose the benefits of leverage that the preferred shares currently provide. An important differentiating factor is that, in evaluating the advisability of the previously proposed merger, the Trustees were obligated to take into account the interests of shareholders both of your fund and of the corresponding open-end Putnam Fund.

What are the differences between open-end and closed-end funds, and what are some of the advantages of the closed-end structure?

There are a number of significant differences between open- and closed-end funds. Most fundamentally, open-end funds offer shareholders the ability to redeem their shares each day at NAV, while closed-end fund shares are traded in the open market and sometimes trade at a discount to NAV.

Putnam Management has advised the Trustees that discount levels for many closed-end funds appear to fluctuate in relation to conditions in the broader fixed-income markets, generally increasing during periods of rising interest rates and declining during periods of falling interest rates, though recent disruptions in the

Proxy Statement	28

credit markets have inserted considerable unpredictability into any such analysis of discounts. Accordingly, closed-end funds may be more suitable for investors who have a longer investment horizon and who are less likely to face the need to liquidate their investments under unfavorable market conditions. The existence of discounts at times may also provide attractive opportunities to investors seeking potential additional returns from reductions in discount levels between the time they purchase fund shares and the time they sell.

Because a closed-end fund’s shares are not redeemable, it is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions, and generally can be more fully invested in higher-yielding securities. As a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares, which create transaction costs that are borne by long-term shareholders. Such cash flows may at times also require temporary investment in short-term, lower-yielding securities, pending investment in longer-term, higher-yielding securities.

Unlike open-end funds, closed-end funds are permitted to engage in investment leverage by issuing preferred shares. Your fund has used this form of investment leverage to gain opportunities for increased investment yield, and the use of leverage can also amplify both gains and losses. To the extent a closed-end fund can invest the assets attributable to leverage in securities with greater return than the cost of leverage, the use of leverage should benefit the fund’s common shareholders.

What costs would likely be associated with converting your fund to open-end status?

Before your fund could convert to an open-end fund, it would need to redeem all of its outstanding preferred shares. This would require liquidating a significant amount of the fund’s portfolio securities, which as of December 31, 2009 constituted roughly 26% of the fund’s total assets. In doing so, your fund would incur transaction costs, as well as the risk of potential market losses associated with liquidating large positions in a short time frame.

In addition, when a closed-end fund converts to an open-end fund, there is the potential for significant redemptions of the new open-end fund shares by the former closed-end fund common shareholders. In some open-ending transactions, shareholders have redeemed as much as 50% of the closed-end fund’s common shares shortly after the open-ending is completed. Such redemptions could require significant additional liquidations of the fund’s portfolio securities. The remaining shareholders would suffer the potential effects of these liquidations in the form of transaction costs and lower security prices than the fund might have received under other circumstances. While such mechanisms as redemption fees and in-kind payments might mitigate the costs associated with such additional redemptions,

29	Proxy Statement

they may not fully insulate the remaining shareholders from bearing a portion of these costs.

In addition, a decrease in the fund’s size through significant redemptions could result in an increased expense ratio for remaining shareholders. However, since open-end funds may continuously offer new shares to the public, they also have the ability to increase in size, and growth in your fund’s size following a conversion to open-end status could result in efficiencies and the ability to spread fixed costs over a larger pool of assets.

If the Trustees were subsequently to propose an open-ending for shareholder approval, the fund would likely incur legal, accounting, proxy solicitation, and other costs in connection with soliciting a shareholder vote for conversion and effecting a conversion. These costs would also be borne by remaining shareholders in the form of a lower NAV.

How has your fund performed?

The following table summarizes the annualized total return of your fund for the periods shown based on the NAV and the market price of its shares. The table also shows the performance of a similarly managed open-end Putnam Fund and your fund’s benchmark index, as well as the average performance of funds in a peer group determined by Lipper Inc., an independent fund rating agency. Of course, past performance is no guarantee of future returns.

Total Return (Annualized) for Periods Ended December 31, 2009

	1 year	3 years	5 years	10 years

Putnam Municipal Opportunities Trust
Net Asset Value	33.88%	1.92%	3.78%	6.03%
Market Price	37.06%	3.47%	4.03%	6.86%

Putnam Tax Exempt Income Fund	17.94%	3.01%	3.31%	4.85%

Barclays Capital Municipal Bond Index	12.91%	4.41%	4.32%	5.75%

Lipper General Municipal Debt Funds
(leveraged closed-end) Average	35.07%	1.30%	3.43%	6.27%

As the table above indicates, your fund’s returns at NAV for the 1-, 5- and 10-year periods are higher than those of Putnam Tax Exempt Income Fund, while its returns at NAV for the 3-year period are lower. Putnam Tax Exempt Income Fund is an open-end fund also managed by Putnam Management. Both funds are managed with the objective of seeking as high a level of current income exempt from federal income tax as Putnam Management believes is consistent with the preservation of capital. The funds also use similar investment strategies, although your fund’s closed-end structure generally permits it to maintain smaller cash positions and the open-end fund is not permitted to employ leverage. In addition, the open-end fund, by virtue of its larger size, is able to invest in a greater number of securities. The table above

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also shows that your fund’s returns at market price exceed those of Putnam Tax Exempt Income Fund for all periods.

In addition, the table above shows that your fund’s returns both at NAV and at market price were competitive with the returns of the fund’s benchmark across most periods. The table also shows that your fund’s returns at NAV were generally in line with the average (calculated at NAV) for the fund’s Lipper peer group of leveraged closed-end municipal debt funds over these periods.

How and when have your fund’s shares traded at a discount?

As indicated in the table below, while your fund’s common shares have traded at a discount to their NAV over certain periods, the discount has fluctuated over time, and at times your fund’s shares have traded at a premium to NAV. In order to show the range of discounts and premiums at which your fund’s shares have historically traded, the table below presents both the highest market price and the lowest market price at which your fund’s shares closed on any trading day over the course of each calendar year since 1995, in each case expressed as a percentage discount from, or premium to, NAV. In addition, the “Average Discount/Premium” column presents the average daily differential between market price and NAV over the course of each calendar year since 1995.

	Lowest Discount (or	Highest Discount (or	Average Discount/
Year	Highest Premium)	Lowest Premium)	Premium

2009	–4.01%	–11.77%	–6.70%

2008	–4.16%	–13.93%	–9.98%

2007	–5.85%	–13.95%	–9.16%

2006	–8.66%	–13.86%	–11.24%

2005	–4.80%	–14.14%	–10.03%

2004	+4.38%	–7.00%	–1.67%

2003	+2.49%	–8.06%	–2.81%

2002	+1.68%	–8.49%	–2.26%

2001	+7.05%	–5.24%	+2.34%

2000	+2.70%	–12.42%	–4.31%

1999	+8.83%	–12.57%	+1.46%

1998	+10.99%	–1.72%	+3.07%

1997	+6.01%	+0.47%	+3.22%

1996	+4.17%	–3.71%	+0.70%

1995	+1.25%	–8.22%	–2.98%

Over the three-month period from October 1, 2009 through December 31, 2009, the fund’s highest market price was a discount of –4.01% and its lowest market price was a discount of –7.24%, with an average discount of –5.64%, in each case measured relative to NAV.

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In reviewing the trading information for your fund, the Trustees took into account the fact that its shares have consistently traded at a discount to NAV over the past few years. They reviewed the possible causes and effects of discounts and noted that discount levels for your fund have fluctuated over the years and that, for some periods, fund shares have traded at substantially lower discounts or at premiums. They noted, in particular, that the discounts to NAV over the quarter ended December 31, 2009 had closed to as little as –4.01% at times and were, on average, significantly lower than the average discounts in recent years. By contrast, the trading discount in the common shares of your fund averaged –10.88% in the third quarter of 2008, when the fund’s now-suspended merger was initially approved.

How do the Trustees address trading discounts while maintaining the closed-end structure?

In considering possible actions in light of both trading discounts and the current proposal, the Trustees have considered the fact that all shareholders who purchased your fund’s shares presumably made their choice from among a broad array of available investment products available in the marketplace, with an understanding of the potential advantages and disadvantages of closed-end funds. Thus, in considering whether to recommend a fundamental change in the structure of the fund and its investment characteristics, the Trustees have considered whether the closed-end structure of the fund continues to offer the investment advantages contemplated when the fund was originally offered to the marketplace. If your fund were to open-end, shareholders seeking to remain in a leveraged, tax-exempt closed-end investment vehicle would be forced to incur costs in locating and acquiring an alternative fund in which to invest.

The Trustees may consider, and have implemented from time to time, a broad range of actions, consistent with your fund’s closed-end structure, in an effort to reduce or eliminate trading discounts and provide common shareholders with liquidity. Such actions include:

• Repurchases by the fund of its shares at prevailing market prices;

• Tender offers by the fund to repurchase its shares at a price above market price and below NAV (or at NAV); and

• Communications with the marketplace regarding the benefits of investing in the fund in an effort to increase investor demand for the fund’s shares.

These actions may have a temporary effect on a fund’s trading discount, although there is little industry experience that would suggest a long-term impact. Repurchases of shares, whether in the market or in tender offers, reduce the fund’s size and may result in an increase in the fund’s expense ratio. To the extent that shares are repurchased at prices below NAV, however, such repurchases will enhance the

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NAV of the fund’s remaining common shares and the total return at NAV for the remaining common shareholders.

Recognizing the benefit of share repurchases for less than NAV, the Trustees have, since 2005, authorized for all of the Putnam closed-end funds, including your fund, a program to conduct open-market repurchases of their outstanding common shares. The Trustees periodically review the program’s impact on investment performance and trading discounts, including information provided by Putnam Management regarding the increases in the NAV of remaining shares caused by share repurchases. From the program’s inception through August 2009, it has contributed in the aggregate approximately $50.4 million in value to remaining shareholders of all of the Putnam closed-end funds (not taking into account any transaction costs associated with effecting repurchases). Over that same period, your fund has repurchased a total of 3.7% of its outstanding common shares under the program. The table below shows the aggregate dollar gain to your fund caused by repurchases for less than NAV (including both repurchases under the share repurchase program and through a onetime tender offer in 2007 described below), as well as the approximate contribution (gross of fees) of share repurchases to your fund’s returns at NAV from October 25, 2005 (the date shares were first repurchased) through August 31, 2009.

	Benefit to Fund Through	Contribution to Returns	Actual Total Returns
	Repurchase ($)	at Net Asset Value	at Net Asset Value

Putnam Municipal
Opportunities Trust	$3,286,245	1.27%	8.18%

Performance attribution is approximate and reflects the daily impact, gross of fees, of per-share NAV increases caused by share repurchases made at a discount to NAV during the period. Returns at NAV also reflect the impact of the issuer tender offer completed by the fund in July 2007 for 10% of its outstanding shares at 98% of NAV. Contributions to returns at NAV reflect that the number of shares deemed to have been repurchased by the fund was revised using the pro forma combination, as of October 5, 2007, of Putnam Investment Grade Municipal Trust, Putnam Municipal Bond Fund, and your fund. In February 2008, Putnam Investment Grade Municipal Trust and Putnam Municipal Bond Fund merged into your fund.

The Trustees believe that the record of the repurchase program to date demonstrates that share repurchases represent an attractive investment opportunity for your fund, though the degree to which repurchases benefit the fund depends entirely on the level of trading discounts at which the fund’s shares continue to trade. In addition, there is no guarantee that share repurchases will cause the market price of your fund’s shares to increase or will narrow any existing discounts. The Trustees and Putnam Management will continue to monitor the repurchase program and review its impact on your fund’s investment performance and on trading discounts.

In February 2007, the Trustees authorized eight Putnam closed-end funds, including your fund, to conduct tender offers for up to 10% of their outstanding common shares for cash at a price per share equal to 98% of NAV as of the expiration date.

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The tender offer by your fund closed in July 2007, and the maximum 10% of the fund’s outstanding common shares were purchased from tendering shareholders. By offering common shareholders of your fund the opportunity to tender their shares at a 2% discount and otherwise to take advantage of any temporary reduction in the fund’s trading discount as a result of the tender offer, the Trustees sought to consider both the interests of shareholders attracted to the advantages of the closed-end structure and the interests of shareholders seeking to exit the fund at a price closer to NAV.

Are there any other differences between closed- and open-end funds that shareholders may wish to consider?

In addition to the discussion above, shareholders evaluating this proposal may wish to consider the following:

• Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders. Conversion of your fund to open-end status would result in termination of the fund’s listing on the New York Stock Exchange, with the result that your fund would no longer be required to hold annual meetings. The open-end Putnam funds have committed to holding shareholder meetings for the purpose of electing their Trustees at least every five years (most recently in 2009).

• Dividend reinvestment. Shareholders of your fund currently have the option of participating in the fund’s Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from NAV. (At times when your fund’s shares are trading at or above their NAV, such reinvestments are made at the higher of NAV or 95% of market value.) Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at NAV at all times. If the fund were to convert to open-end status, shareholders would no longer be able to reinvest distributions at a price below NAV per share during times when shares are trading at a discount to NAV.

• Exchange privileges. Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at NAV and without sales charges for shares of the same class of more than 70 open-end funds in the Putnam group. Shareholders of your fund do not have that privilege.

• Redemption fees. If the fund were to convert to open-end status, the Trustees would intend to instate a redemption fee for a period of time following conversion with the purpose of at least partly offsetting the transaction costs that may result from significant redemptions of shares. The terms of any redemption fee would be determined at a later time, but the Trustees do not expect that the fee would exceed 2% or be imposed on redemptions for a period of longer than one year following conversion.

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• Distribution expenses. If the fund were to convert to open-end status, in order to increase assets, the Trustees would likely consider commencing a continuous offering of shares of your fund and might also recommend, subject to shareholder approval, that your fund adopt a distribution plan under Rule 12b-1 under the 1940 Act. Under the current plans for Class A shares of open-end Putnam funds, Putnam Retail Management, those funds’ principal underwriter, receives annual distribution fees of 0.25% of net assets, though the applicable plans permit fees of up to 0.35%.

What is the effect of a favorable vote on the shareholder proposal?

The shareholder proposal does not call for a shareholder vote to approve the conversion of your fund from a closed-end fund to an open-end fund at this time, but rather proposes that the shareholders ask the Trustees to consider doing so. If the proposal passes at the meeting, the Trustees would continue to exercise their fiduciary duty to act in the interests of shareholders in investigating the details and potential benefits of such a conversion, but would not be obligated to recommend that the fund be converted into an open-end fund. In any event, even if the Trustees decide, following any approval of the current shareholder proposal (or otherwise), to recommend such a conversion, an additional proxy statement and approval by the shareholders of your fund would be required.

What is the voting requirement for approving the shareholder proposal?

Approval of the shareholder proposal recommending that the Trustees consider converting the fund to an open-end format requires the affirmative vote of a majority of the shares voted on the proposal. The fund’s common shareholders and preferred shareholders will vote together as a single class on this proposal. Each preferred shareholder and each common shareholder will be entitled to one vote for each share held.

The Trustees believe that, under current circumstances, the continued operation of your fund as a closed-end fund is in the best interests of your fund’s shareholders, and unanimously recommend a vote against the shareholder proposal.

Further Information About Voting and the Meeting

Quorum and Methods of Tabulation. A majority of the shares entitled to vote constitutes a quorum for the transaction of business with respect to any proposal at the meeting, except that, where the preferred shares or common shares shall vote as separate classes, then a majority of the aggregate number of shares of each class shall be necessary to constitute a quorum for the transaction of business by that class. Votes cast by proxy or in person at the meeting will be counted by persons

35	Proxy Statement

appointed by your fund as tellers for the meeting. The tellers will count the total number of votes cast “for” approval of a proposal for purposes of determining whether sufficient affirmative votes have been cast. Shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. With respect to the election of trustees (Proposal 1), neither abstentions nor broker non-votes have an effect on the outcome of the proposal. With respect to Proposal 2, abstentions and broker non-votes have the effect of votes against such proposal. Treating broker non-votes as votes against a proposal may result in a proposal not being approved, even though the votes cast in favor would have been sufficient to approve the proposal if some or all of the broker non-votes had been withheld. In certain circumstances in which the fund has received sufficient votes to approve a matter being recommended for approval by the fund's Trustees, the fund may request that brokers and nominees, in their discretion, withhold submission of broker non-votes in order to avoid the need for solicitation of additional votes in favor of the proposal. The fund may also request that selected brokers and nominees, in their discretion, submit broker non-votes.

Shareholders who object to any proposal in this proxy statement will not be entitled under Massachusetts law or your fund’s agreement and declaration of trust to demand payment for, or an appraisal of, their shares.

Special Rule for Proportional Voting. For funds listed on the New York Stock Exchange that have outstanding preferred shares, in accordance with the rules of the exchange, brokerage firms may vote for (or against) a proposal, on behalf of their clients who beneficially own the remarketed or auction rate preferred shares and from whom they have not received voting instructions, in the same proportion as votes for (and against) such proposal have been received from holders of preferred shares if (i) the holders of a minimum of 30% of the outstanding preferred shares have been voted by the holders of preferred shares, (ii) holders of less than 10% of the outstanding preferred shares have voted against such proposal and (iii) the holders of the common shares have approved such proposal.

Other business. The Trustees know of no matters other than those set forth herein to be brought before the meeting. If, however, any other matters properly come before the meeting, proxies will be voted on such matters in accordance with the judgment of the persons named on the enclosed proxy card(s).

Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company and Putnam Retail Management may solicit proxies in person or by telephone. Your fund may arrange to have a proxy solicitation firm call you to record your voting instructions by telephone. The procedures for voting proxies by telephone are designed to authenticate shareholders’ identities, to allow them to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these

Proxy Statement	36

procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Management has in its records for their accounts and would be given an opportunity to authorize the proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders’ instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

Common shareholders have the opportunity to submit their voting instructions via the Internet by using a program provided by a third-party vendor hired by Putnam Management or by automated telephone service. The giving of a proxy will not affect your right to vote in person should you decide to attend the meeting. To use the Internet, please access the Internet address listed on the proxy card and follow the instructions on the Internet site. To record your voting instructions via automated telephone service, use the toll-free number listed on your proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholders.

Your fund’s Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting, including brokers and nominees.

Persons holding shares as nominees will, upon request, be reimbursed for their reasonable expenses in soliciting instructions from their principals. The fund has retained at its own expense The Altman Group, 60 East 42nd Street, New York, NY 10165, to aid in the solicitation of instructions for registered and nominee accounts, for a fee currently expected not to exceed $10,000 plus reasonable out-of-pocket expenses. The expenses of the preparation of proxy statements and related materials, including printing and delivery costs, are borne by the fund.

Revocation of proxies. Proxies, including proxies given by telephone or over the Internet, may be revoked at any time before they are voted either (i) by a written revocation received by the Clerk of your fund, (ii) by properly executing a later-dated proxy, (iii) by recording later-dated voting instructions by telephone or via the Internet, (iv) in the case of brokers and nominees, by submitting written instructions to your fund’s solicitation agent or the applicable record shareholder or (v) by attending the meeting and voting in person.

37	Proxy Statement

Date for receipt of shareholders’ proposals for the next annual meeting. It is currently anticipated that your fund’s next annual meeting of shareholders will be held in April 2011. The Trustees of your fund reserve the right to set an earlier or later date for the annual meeting for the 2010-2011 fiscal year. Shareholder proposals to be included in the proxy statement for that meeting must be received by your fund on or before [   ]. In order for a shareholder proposal to be included in the proxy statement, both the submitting shareholder and the proposal itself must satisfy the requirements set forth in Rule 14a-8 under the Exchange Act. Shareholders who wish to make a proposal at the annual meeting for the 2010-2011 fiscal year — other than one that will be included in the fund’s proxy materials —should notify the fund no later than [   ]. Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the 2011 annual meeting must provide written notice to the fund (including all required information) so that such notice is received in good order by the fund no earlier than January 8, 2011 and no later than February 7, 2011.

Adjournment. If the quorum required for a proposal has not been met, the persons named as proxies intend to propose adjournment of the meeting with respect to that proposal and to vote all shares that they are entitled to vote in favor of such adjournment. If sufficient votes in accordance with the Trustees' recommendations on either of the proposals set forth in the Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting, the persons named as proxies may propose adjournments of the meeting with respect to one or both of the proposals for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies that they are entitled to vote in favor of such adjournment — i.e., those proxies which they are entitled to vote in accordance with the Trustees' recommendations on the proposal in question. They will vote against any such adjournment all other proxies. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient votes in accordance with the Trustees' recommendations have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

Duplicate mailings. As permitted by SEC rules, Putnam’s policy is to send a single copy of the proxy statement to shareholders who share the same last name and address, unless a shareholder previously has requested otherwise. Separate proxy cards will be included with the proxy statement for each account registered at that address. If you would prefer to receive your own copy of the proxy statement, please

Proxy Statement	38

contact Putnam Investor Services by phone at 1-800-225-1581 or by mail at P.O. Box 8383, Boston, MA 02266-8383.

Financial information. Your fund’s Clerk will furnish to you, upon request and without charge, a copy of the fund’s annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. You may direct such requests to Putnam Investor Services, P.O. Box 8383, Boston, MA 02266-8383 or by phone at 1-800-225-1581. You may also access copies of these reports by visiting Putnam’s website at putnam.com/individual.

Fund Information

Putnam Investments. Putnam Management, your fund’s investment manager and administrator, is owned through a series of holding companies by Putnam Investments, LLC ("Putnam Investments"). Putnam Investments is a holding company that, except for a minority stake owned by employees, is owned (through a series of holding companies) by Great-West Lifeco Inc., which is a financial services holding company with interests in the life insurance, retirement, savings, and reinsurance businesses. Its businesses have operations in Canada, the United States and Europe. Great-West Lifeco Inc. is a majority-owned subsidiary of Power Financial Corporation. Power Financial Corporation is a diversified management and holding company that has interests, directly or indirectly, in companies that are active in the financial services sector in Canada, the United States and Europe. It also has substantial holdings in a group of energy, water, waste services, specialty minerals and cement and building materials companies in Europe. Power Corporation of Canada, a diversified international management and holding company, owns a majority of the voting securities of Power Financial Corporation. The Hon. Paul Desmarais, Sr., through a group of holding companies that he controls, has voting control of Power Corporation of Canada.

The address of each of Putnam Investments and Putnam Management is One Post Office Square, Boston, Massachusetts 02109. The address of Great-West Lifeco Inc. is 100 Osborne Street North, Winnipeg, Manitoba R3C 3A5. The address of Mr. Desmarais, Power Corporation of Canada and Power Financial Corporation is 751 Victoria Square, Montreal, Quebec H2Y 2J3, Canada. Robert L. Reynolds is the President and Chief Executive Officer of Putnam Investments. His address is One Post Office Square, Boston, MA 02109.

Limitation of Trustee liability. Your fund’s declaration of trust provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the declaration of trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any

39	Proxy Statement

officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

Independent Registered Public Accounting Firm. As set forth in the table below, the Audit and Compliance Committee and the full Board of Trustees have selected PricewaterhouseCoopers LLP, 125 High Street, Boston, Massachusetts 02110, to serve as the independent registered public accounting firm for your fund’s current fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting of shareholders of the funds to make statements and to respond to appropriate questions.

The following table presents fees billed in each of the last two fiscal years for services rendered to the fund by its independent registered public accounting firm:

Fiscal Year Ended	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

April 30, 2009	$82,323	$31,622	$7,350	—

April 30, 2008	63,394	37,282*	7,011	—

* Includes fees of $12,210 billed to the fund for services relating to fund mergers.

Audit Fees represents fees billed for the fund’s last two fiscal years relating to the audit and review of the financial statements included in annual reports and other services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees represents fees billed in the fund’s last two fiscal years for services traditionally performed by the fund’s auditors, including accounting consultation for proposed transactions or concerning financial accounting and reporting standards and other audit or attest services not required by statute or regulation.

Tax Fees represent fees for tax compliance, tax planning and tax advice services. Tax planning and tax advice services include assistance with tax audits, employee benefit plans and requests for rulings or technical advice from taxing authorities.

The following table presents the amounts PricewaterhouseCoopers LLP billed for aggregate non-audit fees in each of the last two fiscal years to the fund, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the fund:

Fiscal Year Ended

April 30, 2009	$520,797

April 30, 2008	91,355

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Pre-Approval Policies of the Audit and Compliance Committee. The Audit and Compliance Committee has determined that, as a matter of policy, all work performed for the fund by the fund’s independent auditors will be pre-approved by the Committee itself and thus will generally not be subject to pre-approval procedures.

The Audit and Compliance Committee also has adopted a policy to pre-approve the engagement by Putnam Management and certain of its affiliates of the fund’s independent auditors, even in circumstances where pre-approval is not required by applicable law. Any such requests by Putnam Management or certain of its affiliates are typically submitted in writing to the Committee and explain, among other things, the nature of the proposed engagement, the estimated fees, and why this work should be performed by that particular audit firm as opposed to another one. In reviewing such requests, the Committee considers, among other things, whether the provision of such services by the audit firm is compatible with the independence of the audit firm.

Since the beginning of the two most recently completed fiscal years of the fund, all work performed by the independent auditors for the fund, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the fund was pre-approved by the Committee or a member of the Committee pursuant to the pre-approval policies discussed above.

Tax fees totaling $415,341 and $15,000 for the fiscal years ended 2009 and 2008, respectively, were billed by your fund’s independent auditors for services required to be approved pursuant to paragraph (c)(7)(ii) of Rule 2-01 of Regulation S-X.

The Audit and Compliance Committee of your fund has submitted the following report:

The Audit and Compliance Committee has reviewed and discussed with management of your fund the audited financial statements for the last fiscal year. The Audit and Compliance Committee has discussed with your fund’s independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61). SAS 61 requires independent auditors to communicate to the Audit and Compliance Committee matters including, if applicable: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates and (4) disagreements with management over the application of accounting principles and certain other matters. The Audit and Compliance Committee has received the written disclosures and the letter from your fund’s independent auditors required by the SEC’s Independence Standards Board Standard

41	Proxy Statement

No. 1 (among other things, requiring auditors to make written disclosures to and discuss with the Audit and Compliance Committee various matters relating to the auditors’ independence), and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit and Compliance Committee recommended to the Trustees that the audited financial statements for the last fiscal year be included in your fund’s annual report to shareholders for the last fiscal year.

Robert E. Patterson (Chairperson)
Robert J. Darretta
Myra R. Drucker
John A. Hill
Kenneth R. Leibler
W. Thomas Stephens

Officers and other information. All of the officers of your fund are employees of Putnam Management or its affiliates or serve on the staff of the Office of the Trustees. Because of his positions with Putnam Management or its affiliates, Mr. Reynolds, as well as the other affiliated officers of your fund, will benefit from the management fees and investor servicing fees paid or allowed by your fund. In addition to Mr. Reynolds, the other officers of your fund are as follows:

Name (year of birth),	Year first elected	Business experience during
Office with the fund	to office	past 5 years

Charles E. Porter	1989	Senior Advisor to the Trustees, The
(Born 1938)*		Putnam Funds.
Senior Advisor to the Trustees
		Executive Vice President, Principal
		Executive Officer, Associate
		Treasurer and Compliance Liaison,
		The Putnam Funds.

Jonathan S. Horwitz	2004	Executive Vice President,
(Born 1955)*		Treasurer, Principal Executive
Executive Vice President, Treasurer,		Officer and Compliance Liaison,
Principal Executive Officer and		The Putnam Funds.
Compliance Liaison
		Senior Vice President and Treasurer,
		The Putnam Funds.

Steven D. Krichmar	2002	Senior Managing Director, Putnam
(Born 1958)		Investments.
Vice President and Principal
Financial Officer

Janet C. Smith	2006	Managing Director, Putnam
(Born 1965)		Investments.
Vice President, Assistant Treasurer
and Principal Accounting Officer

Susan G. Malloy	2007	Managing Director, Putnam
(Born 1957)		Investments.
Vice President and Assistant Treasurer

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Name (year of birth),	Year first elected	Business experience during
Office with the fund	to office	past 5 years

Beth Mazor	2002	Managing Director, Putnam
(Born 1958)		Investments.
Vice President

Robert R. Leveille	2007	Managing Director, Putnam
(Born 1969)		Investments.
Vice President and Chief
Compliance Officer

Mark C. Trenchard	2002	Managing Director, Putnam
(Born 1962)		Investments.
Vice President and
BSA Compliance Officer

Francis J. McNamara, III	2004	Senior Managing Director, Putnam
(Born 1955)		Investments, Putnam Management
Vice President and Chief Legal Officer		and Putnam Retail Management.

James P. Pappas	2004	Managing Director, Putnam
(Born 1953)		Investments and Putnam
Vice President		Management.

Judith Cohen	1993	Vice President, Clerk and Assistant
(Born 1945)*		Treasurer, The Putnam Funds.
Vice President, Clerk and Assistant
Treasurer

Wanda M. McManus	1993	Vice President, Senior Associate
(Born 1947)*		Treasurer and Assistant Clerk,
Vice President, Senior Associate		The Putnam Funds.
Treasurer and Assistant Clerk

Nancy E. Florek	2000	Vice President, Assistant Clerk,
(Born 1957)*		Assistant Treasurer and Proxy
Vice President, Assistant Clerk,		Manager, The Putnam Funds.
Assistant Treasurer and Proxy Manager

* Officers of the fund who are members of the Trustees’ independent administrative staff. Compensation for these individuals is fixed by the Trustees and reimbursed to Putnam Management.

Net assets of your fund as of December 31, 2009*: $501,983,862

* Excludes the amount of aggregate liquidation preference of outstanding preferred shares of your fund.

43	Proxy Statement

Shares of your fund outstanding as of January 11, 2010

Common shares	42,871,373.975
Preferred shares
Series B	3,417.000
Series C	3,737.000

5% beneficial ownership

As of December 31, 2009, to the knowledge of the fund, no person owned beneficially or of record 5% or more of any class of shares of the fund, except as follows:

Cede & Company*	40,754,874 common shares
20 Bowling Green	(95.06% of outstanding common shares)
New York, NY 10004-1408

Karpus Investment Management**	6,265,008 common shares
183 Sully’s Trail	(14.61% of outstanding common shares)
Pittsford, New York 14534

* Believed to hold shares only as nominee.

** Ownership reported as of December 24, 2009 in a filing with the SEC on Schedule 13D. Some or all of this 14.61% position may already be reflected in Cede & Company's position in the fund.

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The Putnam Funds
One Post Office Square
Boston, Massachusetts 02109
Toll-free 1-800-225-1581	260012 2/10

The Putnam Funds
One Post Office Square
Boston, Massachusetts 02109
Toll-free 1-800-225-1581	260026 2/10

VOTING CONTROL #: 123456789123

   Internet: Log on to www.proxyonline.com. Make sure to have this proxy card available when you plan to vote your shares. You will need the control number found in the box to the left at the time you execute your vote.

   Touchtone Phone: Simply dial toll-free 1-866-437-4543 and follow the automated instructions. Please have this proxy card available at the time of the call.

    Mail: Simply sign, date, and complete the reverse side of this proxy card and return it in the postage paid envelope provided.

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

By signing below, you, as a holder of common shares of Putnam Municipal Opportunities Trust, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at the meeting of the shareholders of Putnam Municipal Opportunities Trust. The meeting will take place on April 8, 2010 at 11:00 a.m., Boston time, and may be adjourned to later times or dates. Your vote is being solicited on behalf of the Trustees. When you complete and sign the proxy card, the Trustees will vote exactly as you have indicated on the other side of this card. If you simply sign the proxy card, or do not vote on a specific proposal, your shares will be automatically voted as the Trustees recommend. The Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Sign your name exactly as it appears on this card. If you own shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer’s office. If you are a partner, sign in the partnership name.

Proposals	Please vote by filling in the appropriate box below.

To vote on both proposals as the Trustees recommend, mark this box. (No other vote is necessary.) ▫

THE TRUSTEES RECOMMEND A VOTE FOR ALL NOMINEES.

1. Fixing the number of Trustees at 14 and electing your fund’s 12 nominees for Trustees voted on by the common and preferred shareholders voting as a single class:

1) Ravi Akhoury	6) Paul L. Joskow	11) W. Thomas Stephens	FOR ALL	WITHHOLD ALL	FOR ALL
2) Jameson A. Baxter	7) Elizabeth T. Kennan	12) Richard B. Worley			EXCEPT
3) Charles B. Curtis	8) Kenneth R. Leibler		▫	▫	▫
4) Robert J.Darretta	9) George Putnam, III
5) Myra R. Drucker	10) Robert L. Reynolds

To withhold authority to vote for one or more of the nominees, check the “FOR ALL EXCEPT” box and write the name(s) or number(s) of the nominee(s) below:

THE TRUSTEES RECOMMEND A VOTE AGAINST.	FOR	AGAINST	ABSTAIN
2. Shareholder proposal recommending that the Trustees consider converting the	▫	▫	▫
fund to open-end format.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 8, 2010. The proxy statement is available at: https://www.proxyonline.com.

If you have any questions on these proposals, please call 1-800-780-7316.	Please sign and date the other side of this card.

Cusip: 123456789	Barcode	TAG ID: 12345678

VOTING CONTROL #: 123456789123

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

By signing below, you, as a holder of preferred shares of Putnam Municipal Opportunities Trust, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at the meeting of the shareholders of Putnam Municipal Opportunities Trust. The meeting will take place on April 8, 2010 at 11:00 a.m., Boston time, and may be adjourned to later times or dates. Your vote is being solicited on behalf of the Trustees. When you complete and sign the proxy card, the Trustees will vote exactly as you have indicated on the other side of this card. If you simply sign the proxy card, or do not vote on a specific proposal, your shares will be automatically voted as the Trustees recommend. The Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Sign your name exactly as it appears on this card. If you own shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer’s office. If you are a partner, sign in the partnership name.

Proposals	Please vote by filling in the appropriate box below.

To vote on both proposals as the Trustees recommend, mark this box. (No other vote is necessary.) ▫

THE TRUSTEES RECOMMEND A VOTE FOR ALL NOMINEES.

1. Fixing the number of Trustees at 14 and electing your fund’s 14 nominees for Trustees:

1) Ravi Akhoury	6) John A. Hill	11) George Putnam, III	FOR ALL	WITHHOLD ALL	FOR ALL
2) Jameson A. Baxter	7) Paul L. Joskow	12) Robert L. Reynolds			EXCEPT
3) Charles B. Curtis	8) Elizabeth T. Kennan	13) W. Thomas Stephens	▫	▫	▫
4) Robert J.Darretta	9) Kenneth R. Leibler	14) Richard B. Worley
5) Myra R. Drucker	10) Robert E. Patterson

To withhold authority to vote for one or more of the nominees, check the “FOR ALL EXCEPT” box and write the name(s) or number(s) of the nominee(s) below:

THE TRUSTEES RECOMMEND A VOTE AGAINST.	FOR	AGAINST	ABSTAIN
2. Shareholder proposal recommending that the Trustees consider converting the	▫	▫	▫
fund to open-end format.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 8, 2010.

The proxy statement is available at: https://www.proxyonline.com.

If you have any questions on these proposals, please call 1-800-780-7316.	Please sign and date the other side of this card.

Cusip: 123456789	Barcode	TAG ID: 12345678	Preferred